Exhibit 99.1

Contacts: Highlands Bankshares, Inc. Sam Neese, Chief Executive Officer Rusty Little, Chief Financial Officer Jim Edmondson, Vice President Tel: 276-628-9181
News Release

Highlands Bankshares Earnings Grow to $1.1 Million in Second Quarter of 2015

ABINGDON, VA – August 6, 2015 – Highlands Bankshares, Inc. (OTC Pink: HBKA), (the “Company”) parent company for Highlands Union Bank, (the “Bank”), today announced earnings grew to $1.1 million, or $0.11 per diluted share, for the second quarter of 2015, compared to $580,000, or $0.06 per diluted share, for the first quarter of 2015, and $906,000, or $0.10 per diluted share for the second quarter of 2014.  Net income for the second quarter included a $1.0 million tax benefit from the final reversal of its deferred tax asset (DTA) valuation allowance, compared to the first quarter of 2015 that incurred a tax expense of $177,000. The second quarter of 2014 also included a tax benefit of $1.2 million primarily from the DTA valuation allowance reversal.

For the first six months of 2015, earnings grew to $1.7 million, or $0.17 per diluted share, including a tax benefit of $858,000.  Earnings for the first six months of 2014 were $1.4 million, or $0.17 per diluted share, including a tax benefit of $1.0 million.

“During the second quarter we generated good operating results, producing our sixth consecutive quarter of profitability, driven by year-over-year loan and non-interest bearing deposit growth together with improving asset quality,” said Samuel L. Neese, Chief Executive Officer and Executive  Vice President.  “As the regional economy continues its steady recovery, we are seeing increasing demand for loans throughout our markets in Southwest Virginia, Eastern Tennessee and Western North Carolina.  At the same time, we are maintaining solid asset quality metrics with nonperforming assets declining 12% from the first quarter.”

Second Quarter 2015 Highlights (at or for the period ended June 30, 2015, except as noted)

•
In the second quarter of both 2015 and 2014, the Bank reversed $1.0 million of the valuation allowance that was established against its deferred tax asset due to continued improvement in earnings performance and asset quality.

•	Net interest margin was healthy at 3.45%, expanding 25 basis points from the second quarter of 2014.
•	Net loans grew 2% from a year ago to $408.5 million.
•	Nonperforming assets decreased by $2.1 million to $16.1 million during the quarter due to the continued resolution of problem credits and sales of OREO.
•	Non-interest bearing deposits grew 9% to $118.6 million year-over-year.
•	Book value per common share increased 3.0% to $5.96 from a year ago.
•	Investment securities grew 51% year-over-year to $83.9 million, contributing to margin expansion.
•	Capital ratios for Highlands Union Bank were solid with a total risk-based capital ratio of 12.89% and Tier 1 leverage ratio of 7.41%, at quarter end.

Income Statement Review

“Our solid net interest margin in the second quarter was generated from higher balances and yields on our investment securities, growth in the loan portfolio, and reduced interest expense,” said Rusty Little, Jr., Chief Financial Officer.  Net interest income grew 6% year-over-year and net interest margin improved 25 basis points.

Non-interest income increased 25% to $1.1 million for the second quarter, compared to the preceding quarter.  Non-interest income for the quarter declined 7% from $1.2 million a year ago, primarily due to declines in overdraft fees. Total non-interest expense was $5.2 million for the second quarter 2015, compared to $4.6 million for the preceding quarter and $5.0 million for the comparable quarter a year ago. “Our increases in non-interest expense are partially attributable to our continued aggressive resolution of problem assets, including OREO auctions and direct sales,” Little noted.

Balance Sheet

The net loan portfolio grew 1% or $4.7 million to $408.5 million in the second quarter 2015 from the linked quarter, and increased by 2% or $8.6 million year-over-year.  “We are seeing loan demand pick up primarily in residential and commercial real estate loans, and we continue to emphasize growing our relationship banking lines in all our markets,” said Neese.

Deposits totaled $487.2 million at June 30, 2015 compared to $487.9 million at March 31, 2015, and increased modestly from $480.4 million at June 30, 2014.  Non-interest bearing deposit accounts increased 9% to $118.6 million from a year earlier and account for 24% of total deposits.

Total assets were $610.1 million at June 30, 2015, up from $605.8 million at June 30, 2014.  Stockholders’ equity increased 5% to $54.1 million at June 30, 2015, compared to $51.6 million a year ago.  Book value per common share was $5.96 at June 30, 2015, compared $5.78 a year ago.

Credit Quality

“We continue to focus on improving asset quality by working with our customers and aggressively marketing foreclosed assets through a variety of channels including local auctions.  We made good progress during the quarter, reducing our OREO and repossessed assets by $1.1 million.  In July, we also have under contract another $1.6 million in OREO sales, further improving asset quality,” said Neese.

Nonperforming assets at June 30, 2015 declined to $16.1 million, or 2.63% of total assets, compared to $18.2 million, or 3.01% of total assets a year ago.  Nonperforming loans to portfolio loans was 1.95% at June 30, 2015, compared to 2.34% at June 30, 2014.  The allowance for loan losses was $5.4 million at June 30, 2015, or 1.32% of total loans, compared to 1.40% a year ago.

About Highlands Bankshares, Inc.

Highlands Bankshares, Inc. is a bank holding company and parent company of Highlands Union Bank.  The Company and the Bank are headquartered in Abingdon, Virginia, with a total of 14 branches located in Southwest Virginia, Eastern Tennessee and Western North Carolina.

Cautions Concerning Forward-Looking Statements

This news release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements relating to financial and operational performance and certain plans, expectations, goals and projections.  Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, these statements are inherently subject to numerous assumptions, risks and uncertainties, and there can be no assurances that actual results, performance or achievements will no differ materially from those set forth or implied in the forward-looking statements.  For an explanation of the risks and uncertainties associated with forward-looking statements, see the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, and other filings with the Securities and Exchange Commission.  All forward-looking statements included in this press release are based upon information available at the time of the release, and the Company assumes no obligation to update any forward-looking statement.

Balance Sheet
(Dollars in Thousands)
(Unaudited)	Quarter Ended:			Sequential	Year over
	June 30	March 31,	June 30	Quarter	Year
	2015	2015	2014	% Change	% Change

Assets:
Cash and Due from Banks	$ 20,384	$ 19,120	$ 15,997	7%	27%
Fed Funds Sold	31,364	36,833	67,375	-15%	-53%
Cash and Cash Equivalents	51,748	55,953	83,372	-8%	-38%

Investment Securities Available for Sale	83,896	85,538	55,640	-2%	51%
Other Investments, at cost	6,599	6,599	6,530	0%	1%
Total Investments	90,495	92,137	62,170	-2%	46%

Loans	413,942	409,116	405,590	1%	2%
Allowance for Loan Losses	5,446	5,289	5,673	3%	-4%
Total Net Loans	408,496	403,827	399,917	1%	2%

Premises and Equipment, net	20,112	20,088	20,025	0%	0%
Deferred Tax Assets	11,695	10,487	11,129	12%	5%
Other Real Estate Owned	7,955	9,081	8,706	-12%	-9%
Bank Owned Life Insurance	14,379	14,280	14,345	1%	0%
Accrued Interest Receivable	2,233	2,234	2,275	0%	-2%
Other Assets	2,974	2,313	3,825	29%	-22%
Total Other Assets	59,348	58,483	60,305	1%	-2%

Total Assets	$ 610,087	$ 610,400	$ 605,764	0%	1%

Liabilities and Shareholders' Equity:
Deposits:
Demand, Non-Interest Bearing	$ 118,592	$ 117,005	$ 108,395	1%	9%
Interest Bearing	368,608	370,987	372,050	-1%	-1%
Total Deposits	487,200	487,992	480,445	0%	1%

Interest, taxes and other liabilities	1,010	1,317	2,749	-23%	-63%
Other short-term borrowings	20,051	20,050	20,050	0%	0%
Long-term debt	47,724	47,738	47,776	0%	0%
Capital Securities	-	-	3,150
Total Other Liabilities	68,785	69,105	73,725	0%	-7%

Total Liabilities	555,985	557,097	554,170	0%	0%

Shareholders' Equity:
Common Stock	4,907	4,907	4,803	0%	2%
Preferred Stock	4,184	4,184	4,096	0%	2%
Additional Paid-in Capital	17,947	17,947	18,541	0%	-3%
Retained Earnings	27,150	26,016	24,317	4%	12%
Accumulated Other Comprehensive Income (Loss)	(86)	249	(163)	-135%	-47%
Total Shareholders' Equity	54,102	53,303	51,594	1%	5%

Total Liabilities and Shareholders' Equity	$ 610,087	$ 610,400	$ 605,764	0%	1%

Income Statement
(Dollars in thousands, except per share data)
(Unaudited)	Quarter Ended:			Sequential	Year over
	June 30,	March 31,	June 30,	Quarter	Year
	2015	2015	2014	% Change	% Change

Interest Income
Loans receivable and fees on loans	$ 5,276	$ 5,298	$ 5,195	0%	2%
Securities available for sale:
Taxable	279	313	192	-11%	45%
Exempt from taxable income	89	108	124	-18%	-28%
Other investment income	61	52	56	17%	9%
Federal funds sold	25	21	40	19%	-38%

Total interest income	5,730	5,792	5,607	-1%	2%

Interest Expense
Deposits	547	570	640	-4%	-15%
Other borrowed funds	591	585	715	1%	-17%
Total interest expense	1,138	1,155	1,355	-1%	-16%

Net Interest Income	4,592	4,637	4,252	-1%	8%

Provision for Loan Losses	382	100	631	282%	-39%
Net interest income after provision for loan losses	4,210	4,537	3,621	-7%	16%

Non-interest Income
Securities gains, losses, net	-	16	-	-100%	0%
Service charges on deposit accounts	430	391	494	10%	-13%
Other service charges, commissions and fees	494	335	453	47%	9%
Other operating income	157	124	212	27%	-26%
Total Noninterest Income	1,081	866	1,159	25%	-7%

Non-interest Expense
Salaries and employee benefits	2,567	2,446	2,506	5%	2%
Occupancy expense of bank premises	285	309	296	-8%	-4%
Furniture and equipment expense	336	340	270	-1%	24%
Other operating expense	1,415	1,317	1,472	7%	-4%
Foreclosed Assets - Write-down and operating expenses	589	234	499	152%	18%
Total Noninterest Expense	5,192	4,646	5,043	12%	3%

Income (Loss) Before Income Taxes	99	757	(263)

Income Tax Expense (Benefit)	(1,035)	177	(1,169)

Net Income	$ 1,134	$ 580	$ 906	96%	25%

Basic earnings per share	$ 0.14	$ 0.07	$ 0.13	100%	8%
Diluted earnings per share	$ 0.11	$ 0.06	$ 0.10	83%	10%

Income Statement
(Dollars in thousands, except per share data)
(Unaudited)	For the Six Months Ended		One
	June 30,	June 30,	Year
	2015	2014	% Change

Interest Income
Loans receivable and fees on loans	$ 10,574	$ 10,587	0%
Securities available for sale:
Taxable	592	414	43%
Exempt from taxable income	197	247	-20%
Other investment income	113	101	12%
Federal Funds sold	46	78	-41%
Total interest income	11,522	11,427	1%

Interest Expense
Deposits	1,117	1,303	-14%
Other borrowed funds	1,176	1,456	-19%
Total interest expense	2,293	2,759	-17%

Net Interest Income	9,229	8,668	6%

Provision for (recapture of) loan losses	482	896	-46%
Net interest income after provision for loan losses	8,747	7,772	13%

Non-interest Income
Securities gains, losses, net	16	-
Service charges on deposit accounts	821	946	-13%
Other service charges, commissions and fees	829	852	-3%
Other operating income	281	361	-22%
Total Noninterest Income	1,947	2,159	-10%

Non-interest Expense
Salaries and employee benefits	5,013	4,973	1%
Occupancy expense of bank premises	594	576	3%
Furniture and equipment expense	676	572	18%
Other operating expense	2,732	2,661	3%
Foreclosed Assets - Write-down and operating expenses	823	772	7%
Total Noninterest Expense	9,838	9,554	3%

Income (Loss) Before Income Taxes	856	377	127%

Income Tax Expense (Benefit)	(858)	(1,030)

Net Income	$ 1,714	$ 1,407	22%

Basic earnings per share	$ 0.22	$ 0.23	$ (0.04)
Diluted earnings per share	$ 0.17	$ 0.17	$ -

Asset Quality and Capital Adequacy
(Dollars in thousands, except per share data)
(Unaudited)

	June 30,	March 31,	June 30,
Period Ended	2015	2015	2014

Asset Quality
Loans 90 days past due & still accruing interest	$ -	$ -	$ 11
Nonaccrual loans (1)	8,090	9,057	9,482
Total nonperforming loans	8,090	9,057	9,493
OREO and repossessed assets, net	7,980	9,109	8,716
Total Nonperforming Assets	$ 16,070	$ 18,166	$ 18,209

Nonperforming loans to portfolio loans	1.95%	2.21%	2.34%
Nonperforming assets to total assets	2.63%	2.98%	3.01%
Allowance for loan losses to total loans	1.32%	1.29%	1.40%
Allowance for loan losses to nonperforming loans	67.32%	58.40%	59.76%

Capital Data (at quarter end)
Book value per share	$ 5.96	$ 5.86	$ 5.78
Tangible book value per share	$ 5.96	$ 5.86	$ 5.64
Tangible common equity to tangible assets	7.67%	7.53%	7.16%
Shares outstanding-common	7,851,780	7,851,780	7,684,401
Shares outstanding-preferred	2,092,287	2,092,287	2,048,179
Book value per share including preferred shares	$ 5.44	$ 5.36	$ 5.30

Profitability Ratios (for the quarter)
Net interest margin	3.45%	3.46%	3.20%
Return on average assets	0.74%	0.38%	0.60%
Return on average equity	8.46%	4.37%	7.77%

Profitability Ratios (year-to-date)
Net interest margin	3.47%	3.46%	3.26%
Return on average assets	0.56%	0.38%	0.47%
Return on average equity	6.43%	4.37%	6.89%

Capital Adequacy - Bank Only (1)
Tier 1 leverage ratio	7.41%	7.42%	7.39%
Tier 1 risk-based capital ratio	11.63%	11.65%	12.33%
Total risk-based capital ratio	12.89%	12.92%	13.58%
Total risk weighted assets	$ 383,971	$ 382,877	$ 361,047

(1) BASEL III capital adequacy requirements implemented on January 1, 2015